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                                                                      Exhibit 9

May 31, 2007

Genworth Life Insurance Company of New York
666 Third Avenue, 9th Floor
New York, New York 10017

Re: Genworth Life Insurance Company of New York
    Genworth Life of New York VA Separate Account 1
    Initial Registration Statement on Form N-4

Ladies and Gentlemen:

   I have served as Counsel to Genworth Life Insurance Company of New York (the "Company") and its Genworth Life of New York VA Separate Account 1 (the "Separate Account") in connection with the registration of an indefinite number of securities in the form of its Flexible Purchase Payment Variable Deferred Annuity Contracts (the "Contracts") with the Securities and Exchange Commission under the Securities Act of 1933, as amended and registration of the Separate Account under the Investment Company Act of 1940, as amended.

I, or attorneys under my direct supervision, have examined this Initial Registration Statement, including all related documents and exhibits, and have reviewed such questions of law as I considered necessary and appropriate. I have also examined such other records, documents, certificates and other instruments that were necessary or appropriate to enable me to render the opinions expressed below. In rendering the opinions expressed below, I have assumed the due authorization, execution and delivery of all documents by the parties thereto, other than as to the due authorization, execution and delivery thereof by the Company, and the conformity to authentic, original documents of all documents submitted to me as certified, conformed or photostatic copies.

On the basis of and subject to the foregoing, an in reliance thereon, and subject to the limitations, qualification and exceptions set forth below, it is my opinion that:

    1. The Company is a corporation duly organized and validly existing under the laws of the State of New York and is duly authorized to sell and issue the Contracts;

    2. The Company is a stock insurer licensed to transact life insurance and to issue the Contracts under New York law and is authorized under New York law (including without limitation, all necessary authority under applicable New York insurance laws and regulations, order and interpretations of the New York State Insurance Department) to execute, deliver and perform its obligations under the Contracts;

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    3. The execution, delivery and performance of the Contracts have been duly authorized by all necessary corporate action on the part of the Company;

    4. Upon (i) due execution and issuance of the application for the Contract;
       (ii) delivery of the Contract, and (iii) and delivery of the current prospectus for the Contract, the Contract will constitute a valid and binding obligation of the Company, enforceable against it in accordance with its terms, except to the extent enforceability thereof may be limited by bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer or other similar laws of general applicability relating to or affecting the enforcement of creditors' rights and by the effect of general principles of equity (regardless of whether enforceability is considered in a proceeding in equity or at law), including applicable insurance company insolvency laws;

    5. The execution and delivery of the Contract by the Company and the consummation of transaction and compliance with the provisions of the Contract and prospectus do not and will not (i) violate the articles of incorporation, bylaws or any other organizational document of the Company, (ii) result in any breach of, or constitute a default under, or result in the creation of any lien in respect of any property of the Company under any indenture, mortgage, deed of trust, credit agreement or other agreement or instrument, to my knowledge after due inquiry, to which the Company or any of its respective properties may be bound or affected or (iii) result in a breach of any of the terms, conditions or provisions of any approval, permit, order, writ, judgment or decree to which, to my knowledge after due inquiry, the Company is a party or by which, to my knowledge after due inquiry , it or any of its respective properties or assets are bound, or violate any Applicable Laws. For purposes of this paragraph 5, the term "Applicable Laws" means the laws of the State of New York and those federal laws of the United States of America which, in my experience and without independent investigation, are normally applicable to transactions of the type contemplated by the Agreements (provided that the term "Applicable Laws" shall not include state securities or blue sky laws or any rules or regulations thereunder and any anti-fraud or similar laws, including Section 10(b) under the Securities Exchange Act of 1934, as amended, or any rules or regulation thereunder);

    6. No filing with or authorization, order, consent, permit or approval of any New York or United States federal governmental authority or agency or political subdivision thereof (other than the current filing to which this Opinion is an Exhibit, and other than any filing of any periodic report under the Securities Exchange Act of 1934, as amended, or any filing in connection with Rule 497 promulgated under the 1933 Act) is required on the part of the Company for the execution, delivery and performance of the Contract that has not already been made or obtained; and

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    7. To my knowledge after due inquiry, there is no action, suit or proceeding, pending or threatened against or affecting the Company at law or in equity before any court, arbitrator or administrative or governmental body that challenges the legality, validity or enforceability of the Contract or the effectiveness of the Registration Statement to which this Opinion is being provided.

    8. To the extent so provided under the Contracts, that portion of the assets of Genworth Life of New York VA Separate Account 1 equal to the reserves and other contract liabilities with respect to Genworth Life of New York VA Separate Account 1, will not be chargeable with liabilities arising out of any other business that Genworth Life Insurance Company of New York may conduct.

I express no opinion herein other than as to United States federal law and the law of the State of New York. This opinion is rendered as of the date hereof and I assume no obligation to update or supplement this letter to reflect any circumstances which may hereafter come to my attention with respect to the opinion and statements set forth above, including any changes in applicable law that may hereafter occur.

This letter is being delivered solely for the benefit of the persons to which it is addressed and may not be relied on in any manner for any other purpose or by any other persons (including, without limitation, any person who purchases the Contract from any Agent) or transmitted to any other person, circulated, quoted or otherwise referred to for any other purpose, in any event without my consent.

I hereby consent to the filing of this opinion letter as an exhibit to the registration statement and to the incorporation by reference of this opinion.

Very truly yours,

/s/ Heather C. Harker
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Heather C. Harker
Associate General Counsel
Genworth Life Insurance
Company of New York